EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
David Almeida
Chief Financial Officer
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES SECOND QUARTER RESULTS

•                  Second Quarter Sales Increased 18.6% Over 2003

•                  Operating Income Increased 57.7% Over 2003

•                  Backlog up 32.8% Over The Prior Year and 18.5% Over Year End

ROCKY HILL, CONN. – August 2, 2004 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision opto-mechanical components and assemblies for the aerospace, defense and high performance commercial markets, today announced results for the second quarter of 2004.

Sales totaled $25.7 million in the quarter ended July 3, 2004, compared to $21.7 million in the second quarter of 2003, an increase of $4.0 million, or 18.6 percent. In the second quarter of 2004, Axsys reported net income of $1.97 million, or $0.28 per share, compared to net income of  $1.44 million, or $0.21 per share, in the quarter ended June 28, 2003.   These per share values reflect the impact of the 3 for 2 stock split in June of 2004.

The income tax provision for the second quarter of 2004 reflects a combined federal and state effective tax rate of 10.0 percent, which represents 6.0 percent for federal taxes and 4.0 percent for state taxes. The federal tax provision for the quarter reflects a reduced tax rate due to the utilization of $0.6 million of the previously established federal tax valuation allowance. The combined federal and state effective tax rate in the second quarter of 2003 was 4.5%. Pre-tax income in the second quarter of 2004 was $2.2 million compared to $1.5 million in the second quarter of 2003.

Sales within the Aerospace and Defense Group during the quarter totaled $15.5 million, an increase of 23.1 percent from the second quarter of 2003. Sales within the Commercial Products Group of $3.8 million were comparable to the second quarter of 2003. The Distributed Products Group’s sales totaled $6.4 million, representing a 21.4 percent increase from the second quarter of 2003.

Gross margin in the second quarter of 2004 was 30.4 percent, which compares favorably to the 27.6 percent gross margin reported for the same period in 2003. Gross margins improved across all three business segments over the prior year, due largely to an increase in volume combined with a favorable mix of higher margin products, including those products sold through our newly acquired business unit, Axsys Technologies IR Systems, formerly Telic Optics, Inc.

Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, commented: “Our financial performance this quarter is a continuation of the strong results we reported last quarter and validates our strategic focus on precision optical assemblies. Our backlog, which grew 7.6 percent from the previous quarter, reached a new record of $81.7 million and reflects the increasing demand for our unique capabilities and products.”

Axsys’ management invites you to listen to our conference call or our live audio webcast on August 3, 2004, at 10 a.m. ET regarding second quarter of 2004 financial results. The domestic dial-in number is (800) 670-3547, the international dial-in number is (212) 341-7080 and the access number is 21200372. This call is being webcast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin at 1:00 p.m.  ET on August 3, 2004 and will be available until August 9, 2004, at 12:00 p.m.  ET. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21200372.  The webcast replay will be available until September 3, 2004.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor, graphic arts and health imaging markets. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitation: the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers, a reversal or slowdown of the modest economic recovery presently being experienced in the United States, Axsys’ inability to achieve synergies in connection with the acquisition of Telic Optics, Inc., the incurrence of unexpected costs in connection with the acquisition and other contingencies and risks relating to the integration of Telic’s operations and business.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	July 3, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,432	$5,197
Short-term investments	—	6,983
Accounts receivable – net	13,404	10,197
Inventories – net	28,384	24,786
Income taxes – deferred and current	2,203	2,203
Other current assets	1,119	1,223
TOTAL CURRENT ASSETS	48,542	50,589

PROPERTY, PLANT AND EQUIPMENT – net	12,282	11,315

INTANGIBLE ASSET – net	2,176	—

EXCESS OF COST OVER NET ASSETS ACQUIRED	13,013	3,600

OTHER ASSETS	1,371	1,341

TOTAL ASSETS	$77,384	$66,845

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,571	$4,240
Accrued expenses and other liabilities	7,944	7,955
Deferred income	5,741	4,546
Current portion of capital lease obligation	372	423
Current portion of long-term debt	1,000	—
TOTAL CURRENT LIABILITIES	20,628	17,164

CAPITAL LEASES, less current portion	337	568

LONG-TERM DEBT, less current portion	3,833	—

OTHER LONG-TERM LIABILITIES	4,955	5,215

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	72	72
Capital in excess of par	39,365	39,375
Accumulated other comprehensive loss	(11)	(39)
Retained earnings	9,313	5,725
Treasury stock	(1,108)	(1,235)
TOTAL SHAREHOLDERS’ EQUITY	47,631	43,898

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,384	$66,845

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands)

	For the Three Months Ended		For the Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Net sales	$25,729	$21,693	$49,135	$42,066
Cost of sales	17,908	15,707	34,533	30,633
Gross margin	7,821	5,986	14,602	11,433

Selling, general and administrative expenses	4,868	3,959	9,266	8,062
Research, development and engineering expenses	726	583	1,303	1,054
Write off of restructuring accrual	(50)	—	(50)	—
Operating income	2,277	1,444	4,083	2,317
Interest expense	(76)	(47)	(108)	(98)
Interest income	9	26	34	56
Other (expense) income, net	(15)	81	(22)	144
Income before income taxes	2,195	1,504	3,987	2,419
Provision for income taxes	220	68	399	109
Net income	$1,975	$1,436	$3,588	$2,310

BASIC INCOME PER SHARE (1):
Total	$0.28	$0.21	$0.51	$0.33
Weighted average basic common shares outstanding	7,000	6,985	6,994	6,984
DILUTED INCOME PER SHARE (1):
Total	$0.27	$0.20	$0.50	$0.33
Weighted average dilutive common shares outstanding	7,292	7,022	7,235	7,008

(1) Earnings per share and shares outstanding for the three months and six months ended June 28, 2003 have been restated to reflect the 3:2 stock split on June 30, 2004.